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                                                                       EXHIBIT 2

                      SUBORDINATED SECURED PROMISSORY NOTE

$1,000,000.00                                              Palo Alto, California
                                                                 August 12, 2002

         FOR VALUE RECEIVED, iPrint Technologies, Inc., a Delaware corporation ("Borrower"), promises to pay to MadeToOrder.com, Inc., a Delaware corporation ("Lender" or, together with Lender's successors or assigns, the "holder"), or order, the principal amount of or so much of the principal amount of ONE MILLION AND 00/100 DOLLARS ($1,000,000.00) as may from time to time have been advanced and be outstanding hereunder, with interest from the date hereof on the unpaid principal balance under this Note at the rate of 7 1/4% per annum (on the basis of a 360 day year and the actual number of days elapsed). The principal amount of this Note together with any and all accrued and unpaid interest and all costs and expenses provided for under this Note and the Security Agreement, dated as of August 12, 2002, by and between Borrower and Lender (as amended, modified and supplemented from time to time, the "Security Agreement"), shall be due and payable on the earlier to occur of the following dates (the "Maturity Date"):
(i) August 12, 2003; or (ii) the date on which the indebtedness under this Note is accelerated as provided for under this Note or the Security Agreement.

         1.  Payments.

         (a) All payments under this Note shall be made to Lender or its order, in lawful money of the United States of America and in immediately available funds delivered to Lender at the offices of Lender at its then principal place of business or at such other place within the United States as Lender or any holder hereof shall designate in writing for such purpose from time to time. If a payment under this Note otherwise would become due and payable on a Saturday, Sunday or legal banking holiday in San Francisco, California, the due date thereof shall be extended to the next day which is not a Saturday, Sunday or legal banking holiday in San Francisco, California, and interest shall be payable thereon during such extension.

         (b) Each payment under this Note shall be applied in the following order: (i) to the payment of costs and expenses which Borrower is required to pay pursuant to the provisions of this Note or the Security Agreement; (ii) to the payment of accrued and unpaid interest; and (iii) to the payment of outstanding principal. Lender and each holder hereof shall have the continuing and exclusive right to apply or reverse and reapply any and all payments under this Note.

         2.  Subordination.

         (a) Subordination to Senior Debt. Lender, by accepting this Note, agrees for itself and its successors and assigns that payment of principal, interest and other amounts due to Lender hereunder (collectively the "Subordinated Debt") is subordinated in right of payment to the prior payment in full of the indebtedness and liabilities, including interest, fees and other charges owed by Borrower to Comerica Bank - California ("Senior Debtholder") pursuant to that Revolving Loan and Security Agreement, dated November 1, 2001 as amended, modified and supplemented from time to time) (the "Senior Debt").

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         (b) Subordination on Dissolution, Liquidation or Reorganization of
Borrower.

             (i) Priority of Payment upon Distribution of Assets. Upon any distribution of Borrower's assets of any kind or character, whether in cash, property, or securities, and whether in respect of repayment of indebtedness or otherwise, including adequate protection payments under the Bankruptcy Code (a "Distribution of Assets") in the event of any dissolution or winding up or total or partial liquidation or reorganization, whether voluntary or involuntary, or adjustment or protection or relief or composition of Borrower or Borrower's debts, or in any bankruptcy, insolvency, receivership, arrangement, reorganization, relief or other proceeding of Borrower or upon an arrangement for the benefit of creditors of Borrower or any other marshaling of the assets and liabilities of Borrower:

                   (A) all amounts payable under or on account of the Senior Debt shall first be paid in full, before Lender shall be entitled to receive any Distribution of Assets with respect to the Subordinated Debt; and

                   (B) before any payment may be made on account of the Subordinated Debt, any such Distribution of Assets to which Lender would be entitled shall be made directly to Senior Debtholder to the extent necessary to pay all Senior Debt in full, after giving effect to any concurrent payment or distribution to Senior Debtholder.

             (ii) Notice of Distribution of Assets. Borrower shall give prompt written notice to Senior Debtholder and Lender of any Distribution of Assets of the nature described in this Section 2.

             (iii) Lender Reliance. Upon any Distribution of Assets, Lender shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which such dissolution, winding-up, liquidation, bankruptcy or reorganization proceeding is pending, or a certificate of the liquidating trustee or the Senior Debtholder or other person making such distribution to Lender, for the purpose of ascertaining the persons entitled to participate in such Distribution of Assets, the Senior Debtholder, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto and this Section 2.

         (c) Forbearance by Lender. Until the Senior Debt is paid in full, Lender shall not without the Senior Debtorholder's prior written consent: (i) assert, collect or enforce the Subordinated Debt or exercise any right of set-off, or (ii) commence, or cause to commence, prosecute or participate in (other than participate in an action, once commenced, to protect and pursue its rights and remedies as, for example, exercising its rights in a bankruptcy proceeding or state receivership proceeding) any administrative, legal or equitable action against Borrower, including the entry of a decree or order for relief in respect of Borrower under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect or the appointment of a receiver, liquidator, assignee, custodian trustee, sequestrator or similar official of Borrower or for any substantial part of Borrower's assets. The foregoing terms of this paragraph (c) shall not prohibit Lender from negotiating with Borrower an assignment for the benefit of creditors in connection with which it would be intended that the Senior Debt be paid in full.

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         (d) Reliance of Senior Debtholders. Lender, by its acceptance hereof, shall be deemed to acknowledge and agree that the foregoing subordination provisions are, and are intended to be, an inducement to and a consideration of Senior Debtholder and Senior Debtholder shall be deemed conclusively to have relied on such subordination provisions in acquiring and holding, or in continuing to hold, Senior Debt.

         (e) Amendment Restrictions. No amendment of this Note shall directly or indirectly modify the provisions of this Section 2 in any manner which would terminate or impair the subordination of the Subordinated Debt to the Senior Debt; provided, however, that such amendments may be effected with the written consent of the Senior Debtholder.

         3. Events of Default. Upon the occurrence and during the continuance of any of the following (each an "Event of Default"):

             (i) a default under this Note or the Security Agreement, including, without limitation, failure to make any principal or interest payment by the due date (whether by acceleration, notice of prepayment or otherwise) for such payment, or

             (ii) Borrower commences any bankruptcy, reorganization, arrangement or adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar proceeding under any federal, state or other law for the relief of debtors (an "Insolvency Proceeding"); Borrower fails to obtain the dismissal, within thirty (30) days after the commencement thereof, of any Insolvency Proceeding instituted by one or more third parties, or, in any such Insolvency Proceeding, defaults or files an answer admitting the material allegations upon which such Insolvency Proceeding was based or alleges its willingness to have an order for relief entered or any receiver, trustee or custodian is appointed to take possession of all or any substantial portion of the assets of Borrower, the holder of this Note may, at its option, without notice to or demand upon Borrower or any other party, declare immediately due and payable the entire principal balance hereof together with all accrued and unpaid interest thereon, plus any other amounts then owing pursuant to this Note or the Security Agreement, whereupon the same shall be immediately due and payable; provided that upon the occurrence of an Event of Default under clause (ii) above, the unpaid principal amount hereof shall become immediately due and payable without presentment, demand, protest of notice of any kind in connection with this Note. In addition, upon the occurrence of an Event of Default, interest shall thereafter accrue on the entire unpaid principal balance under this Note, including without limitation any delinquent interest which has been added to the principal amount due under this Note pursuant to the terms hereof, at the rate set forth herein plus 2.0% per annum (on the basis of a 360-day year and the actual number of days elapsed). On each anniversary of the date of any Event of Default, all interest which has become payable and is then delinquent shall, without curing the default under this Note by reason of such delinquency, be added to the principal amount due under this Note, and shall thereafter bear interest at the same rate as is applicable to principal, with interest on overdue interest to bear interest, in each case to the fullest extent permitted by applicable law, both before and after default, maturity, foreclosure, judgment and the filing of any petition in a bankruptcy proceeding.

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         4.  Other Provisions.

         (a) This Note is secured under the Security Agreement. Reference is hereby made to the Security Agreement for a description of the nature and extent of the security for this Note and the rights with respect to such security of the holder of this Note. Nothing herein shall be deemed to limit the rights of Lender under this Note or the Security Agreement, all of which rights and remedies are cumulative.

         (b) No waiver or modification of any of the terms of this Note shall be valid or binding unless set forth in a writing specifically referring to this Note and signed by a duly authorized officer of Borrower and Lender or any holder of this Note, and then only to the extent specifically set forth therein.

         (c) If any default occurs in any payment due under this Note, Borrower and its successors and assigns, promise to pay all costs and expenses, including attorneys' fees, incurred by the holder hereof in collecting or attempting to collect the indebtedness under this Note, whether or not any action or proceeding is commenced. None of the provisions hereof and none of the holder's rights or remedies under this Note on account of any past or future defaults shall be deemed to have been waived by the holder's acceptance of any past due installments or by any indulgence granted by the holder to Borrower.

         (d) Borrower and its successors and assigns, hereby waive presentment, demand, diligence, protest and notice of every kind (except such notices as may be required under the Security Agreement), and agree that they shall remain liable for all amounts due under this Note notwithstanding any extension of time or change in the terms of payment of this Note granted by the holder hereof, any change, alteration or release of any property now or hereafter securing the payment hereof or any delay or failure by the holder hereof to exercise any rights under this Note or the Security Agreement.

         (e) This Note shall inure to the benefit of Lender, its successors and assigns and shall bind the successors and assigns of Borrower. Each reference herein to powers or rights of Lender shall also be deemed a reference to the same power or right of such assignees, to the extent of the interest assigned to them.

         (f) In the event that any one or more provisions of this Note shall be held to be illegal, invalid or otherwise unenforceable, the same shall not affect any other provision of this Note and the remaining provisions of this Note shall remain in full force and effect.

         (g) This Note shall be governed by and construed in accordance with the laws of the State of California, without giving effect to the principles thereof relating to conflicts of law; provided, that Lender and each holder hereof reserves any and all rights it may have under federal law, including without limitation those relating to the charging of interest.

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         IN WITNESS WHEREOF, Borrower has caused this Subordinated Secured
Promissory Note to be duly executed the day and year first above written.

                                          IPRINT TECHNOLOGIES, INC.,
                                          a Delaware corporation

                                          By:   /s/ Monte D. Wood
                                               ---------------------------------
                                               Name:  Monte D. Wood
                                               Title:  President and CEO

AGREED TO AND ACCEPTED:

MADETOORDER.COM, INC.,
a Delaware corporation

By:     /s/ Brett Walter
      -------------------------------
      Name:  Brett Walter
      Title:  Chairman

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